Exhibit 3.2

GSE SYSTEMS, INC.

CERTIFICATE OF ELIMINATION OF THE SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151(g) of the Delaware General Corporation Law)

GSE Systems, Inc., a Delaware corporation (the "Corporation"), certifies as follows:

FIRST: The Certificate of Designation filed on March 8, 2006 (the "Certificate of Designation") authorizes the issuance of 42,500 shares of preferred stock of the Corporation, par value $0.01 per share, designated as Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock").

SECOND: That no shares of the Series A Preferred Stock are outstanding and no shares thereof will be issued subject to the Certificate of Designation.

THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Corporation adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding and none of the authorized shares of such series of preferred stock will be issued subject to the Certificate of Designation; and

RESOLVED, that the Secretary of the Corporation is authorized and directed to execute a Certificate of Elimination as provided by Section 151(g) of the Delaware General Corporation Law, substantially in the form attached as an exhibit to these resolutions, and to file the same with the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, the shares of the Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation, without designation as to series.

FOURTH: That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

FIFTH: Pursuant to the provisions of Section 151(g) of the DGCL, the shares that were designated to the Series A Preferred Stock hereby are returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by Daniel Pugh, Senior Executive Vice President, General Counsel and Corporate Secretary, this 14th day of November, 2016.

GSE SYSTEMS, INC.

By:            /s/ Danial Pugh
Name:                          Daniel Pugh
Title: Senior Vice President, General Counsel and Corporate Secretary